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                                                                    Exhibit 99.1


BOUNDLESS MOTOR SPORTS RACING, INC. ANNOUNCES ACQUISITION OF ROLLING WHEELS RACEWAY PARK IN ELBRIDGE, NY

NORMAN, Okla., Jun 1, 2004 (BUSINESS WIRE) -- Boundless Motor Sports Racing, Inc. [BMSR] (Boundless) today announced that it has completed the purchase of Rolling Wheels Raceway Park in Elbridge, NY from Glenn Donnelly, Bruno DeMatteo and Paul Vitale (the "owners"). The 5/8th mile dirt oval track with seating for 6,000 built in 1971, will host 11 races this season including the Boundless World of Outlaws Sprint Series on June 2.

One of three founding-member speedways established by DIRT Motorsports, Inc., in 1976, Rolling Wheels Raceway Park has matured into one of the most respected ovals on the entire circuit. The unique specials-only race format which includes Sprints, 358-Modifieds, Sportsman and Pro Stock Divisions, has continued to produce a hotbed of trackside activity for both fans and drivers alike.

"The Rolling Wheels acquisition is a continuation of our business plan that we implemented in the fall of 2003," said Paul A. Kruger, Boundless Chairman and CEO. "We look forward to the closing of the DIRT transaction as that too is an integral part of our corporate strategy."

"Having been the President of DIRT Motorsports for the last 28 years I'm pleased with the closing of Rolling Wheels and look forward to participating in the execution of Boundless' corporate strategy," said Donnelly, President of DIRT Motorsports.

About Boundless Motor Sports Racing, Inc.

Based in Norman, OK, Boundless is a racing and sports entertainment company. Boundless is currently pursuing the acquisition of dirt motor sports racing sanctioning organizations, promotional organizations and racetracks in the United States. Boundless also may acquire the rights to other international racing series in the United States and internationally.

For further information on Boundless or this press release please contact Terri Metzger, Public Relations at 405-360-5047 x 113, email press@boundlesssracing.com, or visit www.boundlessracing.com. For more information about the World of Outlaws Sprint and Late Model Series visit www.worldofoutlawsracing.com and www.WoOLMS.com respectively.

This release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive and technological factors effecting


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the company's operations, markets, merger and acquisition activities, products, services and prices, as well as other factors detailed in the company's filings with the Securities and Exchange Commission.

Boundless Motor Sports Racing, Inc.
Public Relations
Terri Metzger, 405-360-5047 Ext. 113
press@boundlessracing.com